Exhibit 10.1

Execution Version

LICENSE AGREEMENT

between

TITAN PHARMACEUTICALS, INC.

and

OCULAR THERAPEUTIX, INC.

Dated as of December 6, 2022

i

ARTICLE 6 CONFIDENTIALITY AND NON-DISCLOSURE		14

6.1	Confidentiality Obligations	14

6.2	Permitted Disclosures	14

6.3	Use of Name	15

6.4	SEC Filings and Other Disclosures	16

6.5	Public Announcements	16

6.6	Return of Confidential Information	16

ARTICLE 7 REPRESENTATIONS AND WARRANTIES; COVENANTS		17

7.1	Mutual Representations and Warranties	17

7.2	Additional Representations and Warranties of Titan	17

7.3	Additional Covenants of Titan	18

7.4	Additional Covenants of Ocular	18

7.5	DISCLAIMER OF WARRANTIES	19

7.6	ADDITIONAL WAIVER	19

ARTICLE 8 INDEMNITY		19

8.1	Indemnification of Titan	19

8.2	Indemnification of Ocular	20

8.3	Indemnification Procedures	20

8.4	Special, Indirect and Other Losses	22

8.5	Insurance	22

ARTICLE 9 TERM AND TERMINATION		22

9.1	Term and Expiration	22

9.2	Termination	22

9.3	Rights in Bankruptcy	23

9.4	Consequences of Termination	24

9.5	Remedies	24

9.6	Accrued Rights; Surviving Obligations	24

ARTICLE 10 MISCELLANEOUS		24

10.1	Force Majeure	24

10.2	Assignment	25

10.3	Severability	25

10.4	Dispute Resolution	25

10.5	Governing Law, Jurisdiction and Service	26

10.6	Notices	26

10.7	Entire Agreement; Amendments	27

10.8	Equitable Relief	27

10.9	Waiver and Non-Exclusion of Remedies	28

10.10	No Benefit to Third Parties	28

10.11	Further Assurance	28

10.12	Relationship of the Parties	28

10.13	References	28

10.14	Construction	29

10.15	Counterparts	29

SCHEDULES

Schedule 1.52 – Patent Applications

Schedule 7.2.3 – Patent Application Claims

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into, effective as of December 6, 2022 (the “Effective Date”), by and between Titan Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 400 Oyster Point Blvd., Suite 500, South San Francisco, CA 94080 (“Titan”) and Ocular Therapeutix, Inc., a Delaware corporation, having its principal place of business at 24 Crosby Drive, Bedford, MA 01730 (“Ocular”). Titan and Ocular are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Titan owns and controls certain Patent Applications (as defined herein) and will own the Continuing Application (as defined herein) in the Licensed Territory (as defined herein); and

WHEREAS, Titan wishes to grant an exclusive (even as to Titan), perpetual, fully paid-up license to Ocular and Ocular wishes to take an exclusive (even as to Titan) license under such Continuing Application, including, without limitation, to have the capability to register, make, have made, use, offer for sale and sell, import, export and otherwise commercialize ophthalmic products utilizing the Licensed Patents in the Licensed Territory (as defined herein) in the Field of Use (as defined herein) and Titan wishes to grant Ocular a right of priority to the Patent Applications, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.

1.2 “Agreement” has the meaning set forth in the preamble hereto.

1.3 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.4 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of any Regulatory Authority that may be in effect from time to time, including the FFDCA and the Anti-Corruption Laws.

1.5 “Breaching Party” has the meaning set forth in Section 9.2.1.

1.6 “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York, U.S.A. are permitted or required to be closed.

1.7 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.8 “cGMP” means current good manufacturing practices as set forth in 21 C.F.R. Parts 210 and 211, and comparable regulatory standards promulgated by any other Regulatory Authority in the Licensed Territory, as applicable, as such standards may be updated from time to time.

1.9 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Licensed Product, including activities related to marketing, promoting, selling, distributing, manufacturing, exporting and importing such Licensed Product and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” mean to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.10 “Confidential Information” has the meaning set forth in Section 6.1.

1.11 “Continuing Application” means a U.S. Patent Application, to be filed by Ocular on or before December 6, 2022, the patent application number of which shall be automatically deemed to be included in Schedule 1.52 of this Agreement when designated by the U.S. Patent and Trademark Office, and any patents that issue from that application, and any applications (e.g., continuations or divisionals) and patents filed claiming priority to that application.

1.12 “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other Intellectual Property Right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other Intellectual Property Right as provided for herein without violating the terms of any agreement with any Third Party.

1.13 “Corporate Names” means the Trademarks, names and logos as Titan may designate in writing from time to time, including any Trademarks used by Titan or its Affiliates for the commercialization of the Licensed Product.

1.14 “Development” means all activities related to preclinical and other nonclinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.15 “Dispute” has the meaning set forth in Section 10.4.

1.16 “Dollars” or “$” means United States Dollars.

1.17 “Drug Approval” means an approval granted by the appropriate Regulatory Authority to market a Licensed Product (as the context admits) in the Field of Use in any particular jurisdiction in the Licensed Territory; provided “Drug Approval” includes any and all marketing authorizations, but excludes any and all Pricing Approvals and Reimbursement Approvals.

1.18 “Drug Approval Application” means a New Drug Application as defined in the FFDCA or any corresponding foreign application in the Licensed Territory, but excluding any and all applications for Pricing Approvals and Reimbursement Approvals.

1.19 “Effective Date” has the meaning set forth in the preamble hereto.

1.20 “Exploit” means to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), use, have used, offer for sale or sell, export, or transport. “Exploitation” means the act of Exploiting a compound, product or process.

1.21 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.22 “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.23 “Field of Use” means all ophthalmic uses in human and nonhuman animals.

1.24 “First Commercial Sale” means, with respect to a Licensed Product in the Licensed Territory, the first sale by Ocular or an Affiliate, or a Sublicensee or distributor of Ocular or an Affiliate for monetary value for use or consumption by the end user of such Licensed Product in the Licensed Territory after Drug Approval for such Licensed Product has been obtained in the Licensed Territory. Supply of Licensed Product for clinical trial purposes or prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND supply,” “named patient supply,” and “compassionate use supply,” shall not be construed as a First Commercial Sale.

1.25 “Good Distribution Practices” or “GDP” means the regulatory standards and principles and guidelines of good distribution practice as in force from time to time relating to the warehousing, storage and physical distribution of medicinal products established by the relevant Regulatory Authority, including without limitation the guidelines for Good Distribution Practice as promulgated in “Guidelines of 5 November 2013 on Good Distribution Practice of medicinal products for human use” (2013/C 343/01), as amended from time to time.

1.26 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.27 “Hatch-Waxman Act” means the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984.

1.28 “IIT” has the meaning set forth in Section 6.2.4.

1.29 “Improvement” means any invention, discovery, development or modification with respect to a Licensed Product or relating to the Exploitation thereof, whether or not patented or patentable, including any enhancement in the efficiency, operation, Manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage of such Licensed Product, any discovery or development of any new Indication or expansion of an Indication for such Licensed Product, or any discovery or development that improves the stability, safety or efficacy of such Licensed Product.

1.30 “IND” means (i) an investigational new drug application filed with the FDA, and its equivalent in other regulatory jurisdictions, for authorization to commence clinical studies and (ii) all supplements and amendments that may be filed with respect to the foregoing.

1.31 “Indemnification Claim Notice” has the meaning set forth in Section 8.3.1.

1.32 “Indemnified Party” has the meaning set forth in Section 8.3.1.

1.33 “Indication” means a primary sickness or medical condition or any interruption, cessation or disorder of a particular bodily function, system or organ (each a “disease”) requiring a separate Pivotal Registration Clinical Trial to obtain Regulatory Approval to market and sell a product for such disease.

1.34 “Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.35 “Infringement” has the meaning set forth in Section 5.3.1.

1.36 “Insolvency Event” has the meaning set forth in Section 9.2.4.

1.37 “Intellectual Property Rights” means all copyrights, trade secrets, Trademarks, Patents, Information and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.38 “Knowledge” means actual knowledge, but without any duty to conduct any investigation with respect to such facts and information.

1.39 “Licensed Patents” means any Patents issued from the Continuing Application, as well as any reissues, reexaminations, continuations, continuations-in-part (but only to the extent the claims thereof are entirely supported in the specification of the Continuing Application and entitled to the priority date thereof) or divisionals or corresponding foreign patents or applications thereof, or any Patents claiming priority to one or more applications to which one or more of the aforesaid Patents claim priority (including continuations-in-part, but only to the extent the claims thereof are entirely supported in the specification of the Continuing Application and entitled to the priority date thereof).

1.40 “Licensed Product” means any product for use in the Field of Use which, but for the licenses granted to Ocular under this Agreement, would infringe, or is covered by, one or more Licensed Patents, in any and all forms, presentations, dosages and formulations.

1.41 “Licensed Territory” means the United States.

1.42 “Losses” has the meaning set forth in Section 8.1.

1.43 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.44 “Milestones” has the meaning set forth in Section 4.2.1.

1.45 “Non-Breaching Party” has the meaning set forth in Section 9.2.1.

1.46 “Non-Governmental Authority” means any public body or non-Governmental Authority with the authority to control, approve, recommend or otherwise determine pricing and reimbursement of pharmaceutical products, including those with authority to enter into risk-sharing schemes or to impose retroactive price reductions, discounts, or rebates.

1.47 “Notice Period” has the meaning set forth in Section 9.2.1.

1.48 “Ocular” has the meaning set forth in the preamble hereto.

1.49 “Ocular Information and Improvements” has the meaning set forth in Section 5.1.1.

1.50 “Orange Book” means the FDA’s Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations.

1.51 “Party” and “Parties” have the meaning set forth in the preamble hereto.

1.52 “Patent Applications” means the applications listed on Schedule 1.52.

1.53 “Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of the foregoing, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.54 “Payment” has the meaning set forth in Section 4.4.

1.55 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.56 “Pricing Approval” means the governmental approval, agreement, determination or decision establishing prices for Licensed Products (as the context admits) that can be charged in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price of pharmaceutical products.

1.57 “Regulatory Approval” means (i) Drug Approval and all other approvals necessary for the commercial sale of Licensed Products in a given country or regulatory jurisdiction; (ii) Pricing Approval (but only in those countries or regulatory jurisdictions where Pricing Approval is required by Applicable Law for commercial sale); (iii) Reimbursement Approval, but only in those countries or regulatory jurisdictions where Reimbursement Approval is required for the price paid for Licensed Products to be reimbursed by a Governmental Authority or a Non-Governmental Authority with the authority to approve reimbursement; (iv) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); and (v) labeling approval.

1.58 “Regulatory Authority” means any applicable Governmental Authority or Non-Governmental Authority regulating or otherwise exercising authority with respect to the Exploitation of Licensed Products or any Improvement thereto in the Licensed Territory, including the FDA.

1.59 “Regulatory Documentation” means: all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (iii) clinical, non-clinical and other data contained or relied upon in any of the foregoing; in each case ((i), (ii) and (iii)) relating to a Licensed Product, any Improvement thereto.

1.60 “Reimbursement Approval” means the approval, agreement, determination or decision recommending or approving Licensed Products for use or establishing the prices for Licensed Products that can be reimbursed in regulatory jurisdictions where the applicable Governmental Authority or Non-Governmental Authority approves, determines or recommends the reimbursement or use of pharmaceutical products.

1.61 “Representative(s)” has the meaning set forth in Section 3.3.

1.62 “Senior Officer” means, with respect to Titan, its CEO, and, with respect to Ocular, its Chief Executive Officer.

1.63 “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Ocular or its Affiliate under the grants in Section 2.1, as provided in Section 2.2.

1.64 “Term” has the meaning set forth in Section 9.1.

1.65 “Termination Notice” has the meaning set forth in Section 9.2.1.

1.66 “Third Party” means any Person other than Titan, Ocular and their respective Affiliates.

1.67 “Third Party Claims” has the meaning set forth in Section 8.1.

1.68 “Titan” has the meaning set forth in the preamble hereto.

1.69 “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common-law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.70 “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

ARTICLE 2
GRANT OF RIGHTS

2.1 Grants to Ocular. Subject to Sections 2.2 and 2.3 and the other terms and conditions of this Agreement, Titan hereby grants to Ocular:

2.1.1 an exclusive (even as to Titan) license, with the right to grant sublicenses in accordance with Section 2.2, under the Continuing Application and any applications filed from the Continuing Application to Exploit a Licensed Product in the Field of Use in the Licensed Territory (the grant of rights with respect to the Continuing Application will be deemed to have occurred upon the filing of the Continuing Application with the U.S. Patent and Trademark Office); and

2.1.2 a right of priority to the Patent Applications.

2.2 Sublicenses. Ocular shall have the right to grant sublicenses, through multiple tiers of Sublicensees, under the licenses granted in Sections 2.1.1 and 2.1.2, to its Affiliates, Third Parties or any subcontractor; provided that any such sublicenses shall be consistent with, and expressly made subject to, the terms and conditions of this Agreement. Ocular shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement, as if such Sublicensee were a Party to this Agreement. Ocular hereby (x) guarantees the performance of its Affiliates and permitted Sublicensees that are sublicensed as permitted herein and the grant of any such sublicense shall not relieve Ocular of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee and (y) waives any requirement that Titan exhaust any right, power or remedy, or proceed against any Sublicensee for any obligation or performance under this Agreement prior to proceeding directly against Ocular. A copy of any sublicense agreement executed by Ocular shall be provided to Titan within fourteen (14) days after its execution; provided that in each case the financial terms of any such sublicense agreement to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement may be redacted. Ocular shall provide Titan with any additional materials reasonably requested by Titan in order for Titan to verify that such sublicense is in compliance with the terms and conditions of this Agreement.

2.3 Retention of Rights; Limitations Applicable to License Grants.

2.3.1 Retained Rights of Titan. Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted to, or reserved by, Titan pursuant to any other term or condition of this Agreement, Titan hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors and contractors) all right, title and interest in and to the (i) Licensed Patents, (ii) Titan’s Corporate Names and (iii) all other Intellectual Property Rights of Titan, in each case, for any and all purposes of Titan, its Affiliates and its and their contractors, subject only to the rights and licenses granted to Ocular under this Agreement.

2.3.2 No Other Rights Granted by Titan. Except as expressly provided in this Agreement, Titan grants no other right or license, express or implied, including any rights or licenses to any other Patent, Trademark or other Intellectual Property Rights not otherwise expressly granted herein, whether to Ocular or any other Person, including any Third Party that Manufactures any Licensed Product, and Titan reserves the right to prosecute any infringement of its Intellectual Property Rights against any such Third Party.

ARTICLE 3
DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES;
REPRESENTATIVES

3.1 Commercialization.

3.1.1 Diligence. Ocular shall use such efforts as it deems appropriate in its sole discretion to Commercialize a Licensed Product in the Field of Use throughout the Licensed Territory taking into account, among other factors, the treatment cost, disease incidence and route of administration.

3.1.2 Commercialization Costs. Ocular shall be solely responsible for all costs and expenses in connection with the Commercialization of a Licensed Product in the Field of Use in the Licensed Territory.

3.1.3 Commercialization Records. Ocular shall maintain complete and accurate books and records pertaining to Commercialization of a Licensed Product hereunder, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its Commercialization activities. Such books and records shall be retained by Ocular for at least three (3) years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. Titan shall have the right, during normal business hours and upon reasonable notice, at its sole expense, to inspect and copy all such books and records maintained pursuant to this Section 3.1.3 to verify compliance by Ocular with its obligations under this Agreement; provided that Titan shall maintain such records and information disclosed therein in confidence in accordance with Article 6.

3.2 Statements and Compliance with Applicable Law. Ocular shall, and shall cause its Affiliates and its and their respective Sublicensees to, comply with all Applicable Law, GDP and cGMP with respect to the Commercialization and Manufacture of a Licensed Product.

3.3 Representatives. As of the Effective Date, each Party shall appoint their most senior executive in charge of intellectual property matters (a “Representative”) to oversee contact between the Parties for all matters and shall have such other responsibilities as the Parties may agree in writing after the Effective Date. The Representatives shall work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement.

ARTICLE 4
PAYMENTS AND RECORDS

4.1 Upfront Payments.

4.1.1 In partial consideration of the rights granted by Titan to Ocular hereunder, no later than ten (10) days following the Effective Date, Ocular shall pay to Titan a one-time non-creditable fee of fifty thousand dollars ($50,000.00), which shall be refundable only if Titan does not maintain the pendency of Patent Application no. 16/338,962 by December 6, 2022.

4.1.2 Ocular shall reimburse Titan for up to ten thousand dollars ($10,000.00) for attorneys’ fees incurred by it in connection with the preparation and negotiation of this Agreement. Ocular shall reimburse Titan no later than thirty (30) days after Titan’s presentation of an invoice and documentation of such attorney’s fees to Ocular.

4.2 Milestones.

4.2.1 In partial consideration of the rights granted by Titan to Ocular hereunder, Ocular shall pay to Titan the following payments within thirty (30) days after the achievement of each of the following milestone events (the “Milestones”), which payments shall be nonrefundable, non-creditable and fully earned upon the achievement of the applicable milestone event:

No.	Milestone Event	Milestone Payment
1.	Issuance of the first Licensed Patent	$35,000
2.	First Commercial Sale of a Licensed Product	$100,000

For the avoidance of doubt, each Milestone payment shall be payable one time only regardless of the number of Licensed Products that may be Developed or Commercialized.

4.2.2 Determination that Milestones Have Occurred. Ocular shall notify Titan promptly, but in no event later than five (5) Business Days after Ocular becomes aware of the achievement of each of the events identified as a Milestone in Section 4.2.1. In the event that, notwithstanding the fact that Ocular has not provided Titan such a notice, Titan believes that any such Milestone has been achieved, it shall so notify Ocular in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone has been achieved. Any dispute under this Section 4.2.2 regarding whether or not such a Milestone has been achieved shall be subject to resolution in accordance with Section 10.4.

4.3 Mode of Payment; Offsets. All payments to Titan under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Titan may from time to time designate by notice to Ocular.

4.4 Taxes. The Milestone payments payable by Ocular to Titan pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 4.4, Titan shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Ocular) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Ocular shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Titan is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Ocular or the appropriate Governmental Authority (with the assistance of Ocular to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Ocular of its obligation to withhold such tax and Ocular shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Ocular has received evidence of Titan’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due; provided, further, if Ocular makes a Payment to Titan without deducting withholding tax and an amount of tax should have been withheld from such Payment, Ocular shall be entitled to recover the underwithheld tax by an additional withholding from any future Payment to Titan upon the provision to Titan of valid written notice (in Titan’s sole determination) from a Governmental Authority evidencing that an amount of tax should have been withheld and is due. If, in accordance with the foregoing, Ocular withholds any amount, it shall pay to Titan the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Titan proof of such payment within ten (10) days following such payment.

4.5 Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of two percent (2%) above the London Interbank Offered Rate for deposits in Dollars having a maturity of one (1) month published by the Intercontinental Exchange, as adjusted from time to time on the first London business day of each month, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

ARTICLE 5
INTELLECTUAL PROPERTY

5.1 Ownership of Intellectual Property.

5.1.1 Ownership of Technology. As between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (i) Information, Improvements and other inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party or its Affiliates or its or their (sub)licensees (or Sublicensees), as applicable, under or in connection with this Agreement, whether or not patented or patentable and any and all Patents and other Intellectual Property Rights with respect thereto (with respect to Ocular, the “Ocular Information and Improvements”); and (ii) other Information, inventions, Patents and other Intellectual Property Rights that are owned or otherwise controlled (other than pursuant to the license grants set forth in Section 2.1) by such Party or its Affiliates or its or their (sub)licensees (or Sublicensees) (as applicable) outside of this Agreement.

5.1.2 Ownership of Corporate Names. As between the Parties, Titan shall retain all right, title and interest in and to its Corporate Names.

5.2 Maintenance and Prosecution of Patents.

5.2.1 In General. As between the Parties, Ocular shall have the sole and exclusive right to prepare, file, prosecute and maintain the Continuing Application, including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, in the Licensed Territory, in each case, at Ocular’s sole cost and expense. Notwithstanding the foregoing, Titan shall cooperate with Ocular, at Ocular’s expense, to the extent reasonably necessary to prosecute and maintain the Licensed Patents, including by becoming a party to any proceeding brought by Ocular in connection with such prosecution or maintenance, and executing any necessary documents such as Power of Attorney forms naming Ocular and/or its intellectual property counsel as attorney-in-fact. Ocular shall have the right to file one or more terminal disclaimers on behalf of Titan against the Patent Applications.

5.3 Enforcement of Patents.

5.3.1 Notice. Each Party shall promptly notify the other Party in writing of (i) any alleged or threatened infringement of the Licensed Patents in any jurisdiction in the Licensed Territory or (ii) any certification filed under the Hatch-Waxman Act claiming that any Licensed Patents are invalid or unenforceable or claiming that any Licensed Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any other jurisdiction, in each case ((i) and (ii)) of which such Party becomes aware (an “Infringement”).

5.3.2 Enforcement of Patents. As between the Parties, Ocular shall have the sole and exclusive right, but not the obligation, to prosecute any Infringement with respect to the Licensed Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Ocular’s sole cost and expense. Any recovery realized as a result of such litigation described above in this Section 5.3 (whether by way of settlement or otherwise) shall be retained by Ocular. Notwithstanding the foregoing, Titan agrees to participate in any enforcement brought by Ocular, at Ocular’s expense, to the extent reasonably necessary to enforce the Licensed Patents, including by becoming a party to any such enforcement proceeding. Ocular shall have the right to settle any enforcement action brought by it on such terms as it may determine in its sole discretion, provided that, it may not agree to any settlement that invalidates or finds the Licensed Patents or the Patent Applications unenforceable without Titan’s consent which will not be unreasonably withheld or delayed.

5.4 Invalidity or Unenforceability Defenses or Actions. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents by a Third Party, including any declaratory judgment proceeding, inter partes review, post-grant review or other opposition proceeding with respect thereto, of which such Party becomes aware. As between the Parties, Ocular shall have the sole and exclusive right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensed Patents at its sole cost and expense, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 5.3. Notwithstanding the foregoing, Titan agrees to participate in any enforcement brought by Ocular, at Ocular’s expense, to the extent reasonably necessary to defend the Licensed Patents, including by becoming a party to any such proceeding. Ocular shall have the right to settle any assertion of invalidity or unenforceability of any of the Licensed Patents brought against it on such terms as it may determine in its sole discretion, provided that, it may not agree to any settlement that invalidates or finds the Licensed Patents or the Patent Applications unenforceable without Titan’s consent which will not be unreasonably withheld or delayed.

5.5 Corporate Names. Ocular shall not, and shall not permit its Affiliates or its or their Sublicensees to, (i) use in their respective businesses any Trademarks that are confusingly similar to, misleading or deceptive with respect to or dilute any (or any part) of the Corporate Names, (ii) do any act that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Corporate Names or (iii) attack, dispute or contest the validity of or ownership of the Corporate Names anywhere in the Licensed Territory or any registrations issued or issuing with respect thereto or any pending registration thereof. Ocular agrees, and shall cause its Affiliates and Sublicensees, to (x) conform to the customary industry standards for the protection of the Trademarks and to such trademark usage guidelines as Titan may furnish from time to time with respect to the use of the Corporate Names and (y) adhere to and maintain the highest quality standards of Titan with respect to goods sold and services provided under the Corporate Names.

5.6 Orange Book Listing. Ocular may list and Titan will cooperate with regard to the listing of any of the Licensed Patents in connection with the Regulatory Approval of any Licensed Product in the Orange Book or foreign equivalent.

ARTICLE 6
CONFIDENTIALITY AND NON-DISCLOSURE

6.1 Confidentiality Obligations. At all times during the Term and for a period of five (5) years following termination or expiration hereof in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party, including information relating to the terms of this Agreement (subject to Section 6.4), information relating to any Licensed Product (including the Regulatory Documentation), any research, Development or Commercialization of any Licensed Product, any Information with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 6.1 with respect to any Confidential Information shall not include any information that:

6.1.1 is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;

6.1.2 can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

6.1.3 is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

6.1.4 has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

6.1.5 can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

6.2 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

6.2.1 made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

6.2.2 made by or on behalf of the receiving Party to the Regulatory Authorities in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

6.2.3 made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

6.2.4 made by or on behalf of the receiving Party (where Titan is the receiving Party) to any Person in the medical or academic community that, on an unsolicited basis, has inquired about a Licensed Product (and the research and Development in respect thereof), including in connection with a proposal to conduct an investigator initiated trial (“IIT”) with respect to a Licensed Product, for the purpose of referring such Person to Ocular for further discussion; or

6.2.5 made by or on behalf of the receiving Party to potential or actual investors, acquirers, licensees or Sublicensees as may be necessary in connection with their evaluation of such potential or actual investment, acquisition, license or sublicense; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 6 (with a duration of confidentiality and non-use obligations as appropriate that is no less than five (5) years from the date of disclosure); provided, further, that if either Party seeks to disclose the terms of this Agreement to potential investors, acquirers, licensees or Sublicensees, the Party seeking to disclose this Agreement must obtain the other Party’s prior written consent before disclosing this Agreement (such consent not to be unreasonably withheld, delayed or conditioned).

6.3 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval in accordance with the provisions of Section 10.6 of such other Party in each instance. The restrictions imposed by this Section 6.3 shall not prohibit (i) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement and (ii) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

6.4 SEC Filings and Other Disclosures. In addition to permitted disclosures under Section 6.2, either Party may also disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with Applicable Law, including the rules and regulations promulgated by the U.S. Securities and Exchange Commission. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 6.4, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the disclosing Party providing as much advanced notice as is feasible under the circumstances, and giving consideration to the comments of the other Party. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 6.4, such Party will, at its own expense, seek such confidential treatment of the financial terms and other confidential portions of this Agreement and such other terms, as may be reasonably requested by the other Party.

6.5 Public Announcements. Neither Party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, in accordance with the provisions of Section 10.6, except that such consent shall not be required for any such public announcement, press release or other disclosure that is (i) in the opinion of the disclosing Party’s counsel, required by Applicable Law or made pursuant to any rules or regulations of the U.S. Securities Exchange Commission or any securities exchange on which the securities of the disclosing Party or any of its Affiliates are listed or traded (or to which an application for listing has been submitted), or (ii) issued in connection with routine or required filings made pursuant to any rules or regulations of the U.S. Securities Exchange Commission or any securities exchange on which the securities of the disclosing Party or any of its Affiliates are listed or traded (or to which an application for listing has been submitted). Each Party shall submit any proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than five (5) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 6.5; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

6.6 Return of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, at the non-requesting Party’s election, (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 6.1.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES; COVENANTS

7.1 Mutual Representations and Warranties. Each of Ocular and Titan represents and warrants to the other, as of the Effective Date, and covenants, that:

7.1.1 It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

7.1.2 The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (i) such Party’s charter documents, bylaws or other organizational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

7.1.3 This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

7.1.4 It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

7.2 Additional Representations and Warranties of Titan. Titan further represents and warrants to Ocular, as of the Effective Date, that:

7.2.1 Titan is the sole and exclusive owner of the Patent Applications;

7.2.2 Titan Controls the Patent Applications and has the right to grant to Ocular the rights in relation to the Patent Applications that Titan purports to grant hereunder and, upon filing of the Continuing Application, will Control the Continuing Application and

7.2.3 Solely to the extent that the inaccuracy of the following statements would have a material adverse effect on Ocular’s Exploitation of a Licensed Product:

(i) to the knowledge of Titan and except to the extent not yet due as of the Effective Date, all necessary and material application fees, registration fees, maintenance fees and renewal fees in respect of the Patent Applications have been paid and, except to the extent not yet due as of the Effective Date, all necessary and material documents and certificates have been filed with the relevant agencies for the purpose of maintaining such Patent Applications; and

(ii) except as set forth in Schedule 7.2.3, to the knowledge of Titan, there is no pending or threatened claim, judgment, interference or opposition against Titan relating to the Patent Applications.

7.3 Additional Covenants of Titan. Titan further covenants to Ocular that:

7.3.1 Titan shall be the sole and exclusive owner of the Continuing Application when filed;

7.3.2 Titan will Control the Continuing Application when filed and will have the right when filed to grant to Ocular the licenses and sublicenses in relation to the Continuing Application that Titan purports to grant hereunder (which grants shall be deemed to take place automatically upon such filing); and

7.3.3 Solely to the extent that the inaccuracy of the following statements would have a material adverse effect on Ocular’s Exploitation of a Licensed Product:

(i) to the knowledge of Titan and except to the extent not yet due as of the Effective Date, all necessary and material application fees, registration fees, maintenance fees and renewal fees in respect of the Continuing Application, will be paid and, except to the extent not yet due as of the Effective Date, all necessary and material documents and certificates will be filed with the relevant agencies for the purpose of maintaining such Continuing Application; and

(ii) except as set forth in Schedule 7.2.3, to the knowledge of Titan as of the Effective Date, there is no pending or threatened claim, judgment, interference or opposition against Titan relating to the Continuing Application.

7.3.4 Titan shall take action to respond to the June 7, 2022 U.S. Patent and Trademark Office action to maintain pendency by filing, at a minimum, for a three (3) month extension in order to assure the co-pendency of the Continuing Application with Patent Application no. 16/388,962.

7.3.5 Titan, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of Ocular that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) Ocular on the basis of any ophthalmic use of the Patent Applications.

7.4 Additional Covenants of Ocular. Ocular, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of Titan that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) Titan on the basis of any non-ophthalmic use of the Patent Applications.

7.5 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN (A) NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES AND (B) OCULAR ACKNOWLEDGES AND AGREES THAT TITAN MAKES NO REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE THAT ANY LICENSED PRODUCT DOES NOT INFRINGE THE PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

7.6 ADDITIONAL WAIVER. EXCEPT FOR THE EXPRESS PROVISIONS SET OUT HEREIN, OCULAR AGREES THAT: (i) THE PATENT APPLICATIONS AND CONTINUING APPLICATION ARE LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND OCULAR EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST TITAN FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE LICENSED PATENTS; (ii) OCULAR AGREES THAT TITAN WILL HAVE NO LIABILITY TO OCULAR FOR ANY ACT OR OMISSION IN THE PREPARATION, FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT, DEFENSE OR OTHER HANDLING OF THE PATENT APPLICATIONS OR CONTINUING APPLICATION; AND (iii) OCULAR IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED PATENTS HAVE APPLICABILITY OR UTILITY IN OCULAR’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCTS AND OCULAR ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.

ARTICLE 8
INDEMNITY

8.1 Indemnification of Titan. Ocular shall indemnify Titan, its Affiliates, its or their (sub)licensees (or Sublicensees) and its and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from, relating to, or occurring as a result of: (i) the breach by Ocular of this Agreement, including the enforcement of Titan’s rights under this Section 8.1; (ii) the gross negligence or willful misconduct on the part of Ocular or its Affiliates or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; or (iii) the Exploitation by Ocular or any of its Affiliates or its or their respective Sublicensees or its or their respective distributors or contractors of any Licensed Product in or for the Licensed Territory, including any claims of infringement or inducement of infringement of the Intellectual Property Rights of any Third Party and any product liability claims; except, in each case, for those Losses for which Titan has an obligation to indemnify Ocular pursuant to Section 8.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

8.2 Indemnification of Ocular. Titan shall indemnify Ocular, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses incurred in connection with any and all Third Party Claims arising from, relating to, or occurring as a result of (i) the breach by Titan of this Agreement, including the enforcement of Ocular’s rights under this Section 8.2; (ii) the gross negligence or willful misconduct on the part of Titan or its Affiliates or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement; or (iii) the Exploitation by Titan or any of its Affiliates or its or their respective Sublicensees or its or their respective distributors or contractors of any product covered by the Licensed Patents outside of the Licensed Territory, including any claims of infringement or inducement of infringement of the Intellectual Property Rights of any Third Party and any product liability claims; except, in each case, for those Losses for which Ocular has an obligation to indemnify Titan pursuant to Section 8.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

8.3 Indemnification Procedures.

8.3.1 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or its or their (sub)licensees (or Sublicensees) or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this Article 8, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

8.3.2 Control of Defense. The indemnifying Party shall have the right to assume the defense of any Third Party Claim by giving written notice to the indemnified Party as promptly as practicable, but in any event no later than thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly, but in no event later than five (5) Business Days, deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 8.3.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all reasonable and verifiable out-of-pocket costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in accordance with this Article 8 in its defense of the Third Party Claim.

8.3.3 Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing by the indemnifying Party (in which case, the defense shall be controlled as provided in Section 8.3.2), (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.3.2 (in which case the Indemnified Party shall control the defense) or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense).

8.3.4 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the applicable indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim and may settle such Third Party Claim without the prior written consent of the indemnifying Party.

8.3.5 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all of its, its Affiliates’ and its and their respective (sub)licensees’ (or Sublicensees’) or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.

8.3.6 Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its and their respective (sub)licensees (or Sublicensees) and their respective directors, officers, employees and agents, as applicable, in connection with any claim shall be reimbursed on a quarterly basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

8.4 Special, Indirect and Other Losses. EXCEPT (i) IN THE EVENT OF WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 6, (ii) AS PROVIDED UNDER SECTION 10.8, OR (iii) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 8, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES (OR SUBLICENSEES) SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.

8.5 Insurance. During the Term and for six (6) years thereafter, each of Ocular and Titan shall obtain and maintain comprehensive general liability insurance covering its obligations and activities hereunder with reputable and financially secure insurance carriers in a form and at levels (i) normal and customary in the pharmaceutical industry generally for parties similarly situated and (ii) otherwise required by Applicable Law. Upon request by, a Party shall provide to the other Party evidence of its insurance coverage.

ARTICLE 9
TERM AND TERMINATION

9.1 Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in full force and effect until the date of expiration of the last of the Licensed Patents to expire (such period, the “Term”).

9.2 Termination.

9.2.1 Material Breach. In the event that either Party (the “Breaching Party”) shall be in material breach in the performance of any of its obligations under this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement by providing thirty (30) days (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period (or, if such default cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions).

9.2.2 Termination by Ocular. Ocular may terminate this Agreement in its entirety, for any or no reason, upon three (3) months prior written notice to Titan. Notwithstanding the foregoing, Ocular shall remain responsible to pay to Titan the Milestone Payment payable upon the issuance of the first Licensed Patent in accordance with Section 4.2.1, regardless of when termination by Ocular occurs under this Section 9.2.2.

9.2.3 Termination by Titan. In the event that Ocular or any of its Affiliates or Sublicensees, anywhere in the Licensed Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, inter partes review, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Ocular’s activities absent the rights and licenses granted hereunder, Titan shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Ocular.

9.2.4 Termination for Insolvency. In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within sixty (60) days of the filing thereof or (vii) admits in writing to the other Party or publicly admits in writing its inability generally to meet its obligations as they fall due in the general course and such writing is not rescinded within sixty (60) days of the delivery or disclosure thereof (each of (i) through (vii), an “Insolvency Event”), then the other Party may terminate this Agreement in its entirety with immediate effect upon providing written notice to the Party to which the Insolvency Event relates.

9.3 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Titan are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Titan agrees that Ocular, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. Titan further agrees that, in the event of the commencement of a bankruptcy proceeding by or against Titan under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, Ocular shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Ocular’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon Ocular’s written request therefor, unless Titan, as subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of Titan, upon written request therefor by Ocular.

9.4 Consequences of Termination. In the event of a termination of this Agreement for any reason, all rights and licenses granted by Titan hereunder shall immediately terminate, including, for clarity, any sublicense granted by Ocular pursuant to Section 2.2. Except as otherwise provided in Section 9.2.2, upon termination of this Agreement each Party shall be responsible for obligations or liabilities that have accrued on or prior to the date of termination.

9.5 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available to either Party in law or equity.

9.6 Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 3.1.3, 4.3 through 4.5, 7.3.3(ii) and 7.5, and Article 1 (to the extent defined terms are contained in the surviving Articles and Sections), Article 6, Article 8, Article 9 and Article 10 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 10
MISCELLANEOUS

10.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the nonperforming Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

10.2 Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that; (A) Titan shall have the right, without such consent, to (i) perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or its or their (sub)licensees (or Sublicensees), and (ii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or its or their (sub)licensees (or Sublicensees) or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise and whether on a worldwide or country-by-country basis) to (x) the Licensed Patents, or (y) all or substantially all of the business to which this Agreement relates; and (B) Ocular shall have the right, without such consent, to (i) perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates and (ii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger or acquisition); provided that (i) any such successor in interest to Ocular shall have sufficient financial liquidity, resources and expertise to fulfill its obligations under this Agreement at the time of such merger or acquisition, and (ii) Titan and Ocular shall provide written notice to the other within thirty (30) days after such assignment or delegation. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party; provided that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement. Any attempted assignment or delegation in violation of this Section 10.2 shall be void and of no effect.

10.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

10.4 Dispute Resolution. Except as provided in Section 10.8, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (collectively, a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of ten (10) Business Days. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. In the event the Senior Officers are unable to resolve any Dispute in accordance with the provisions of this Section 10.4, the provisions of Section 10.5 shall apply.

10.5 Governing Law, Jurisdiction and Service.

10.5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

10.5.2 Jurisdiction. Subject to Section 10.4 and Section 10.8, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of state and federal courts for the State of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL.

10.5.3 Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the state and federal courts for the State of Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.5.4 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 10.6.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

10.6 Notices.

10.6.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered (i) by hand, (ii) by facsimile transmission (with transmission confirmed), (iii) by nationally recognized overnight delivery service that maintains records of delivery or (iv) by electronic mail, including a PDF image, with signature(s), including digital signatures, as applicable (with delivery receipt), (in each case of (i)-(iv) addressed to the Parties at their respective addresses specified in Section 10.6.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 10.6.1). Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed), or on the second Business Day (at the place of delivery) after deposit with a nationally recognized overnight delivery service or delivery by electronic mail (with delivery receipt). Any notice delivered by facsimile or electronic mail shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 10.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

10.6.2 Address for Notice.

If to Ocular, to:

Ocular Therapeutix, Inc.

24 Crosby Drive

Bedford, MA 01730

Attention: Chief Financial Officer

E-mail: DNottman@ocutx.com

with a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019

Attention: Rory Greiss

E-mail: rory.greiss@arnoldporter.com

If to Titan, to:

Titan Pharmaceuticals

400 Oyster Point Blvd., Suite 500

South San Francisco, CA 94080

Attention: Kate Beebe DeVarney, Ph.D.

E-mail: Kdevarney@titanpharm.com

10.7 Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party hereby confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

10.8 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Article 5 and Article 6 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other Party (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 10.8 is intended or should be construed to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

10.9 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

10.10 No Benefit to Third Parties. Except as provided in Article 8, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

10.11 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

10.12 Relationship of the Parties. It is expressly agreed that Titan, on the one hand and Ocular, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Titan, on the one hand, nor Ocular, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

10.13 References. Unless otherwise specified, (i) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

10.14 Construction. The language in this Agreement is to be construed in all cases according to its fair meaning. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender applies to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” means including, without limiting the generality of any description preceding such term. Unless the context requires otherwise, (i) any reference to any Applicable Law will be construed as referring to such Applicable Law as from time to time enacted, repealed or amended, (ii) the word “notice” means notice in writing (whether or not specifically stated) and includes notices, consents, approvals and other written communications contemplated under this Agreement, (iii) any reference to any Person will be construed to include the Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) provisions that require that a Party or the Parties to “agree,” “consent” or “approve” or the like require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (vi) any reference to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (vii) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply, and (viii) except as otherwise expressly provided herein all references to “$” or “Dollars” refer to the lawful money of the U.S. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

10.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via e-mail or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

TITAN PHARMACEUTICALS, INC.		OCULAR THERAPEUTIX, INC.

By:	/s/ Kate Beebe DeVarney, Ph.D.	By:	/s/ Donald Notman
Name:	Kate Beebe DeVarney, Ph.D.	Name:	Donald Notman
Title:	President and Chief Operating Officer	Title:	Chief Financial Officer

[Signature Page to License Agreement]

Schedule 1.52
Patent Applications and Continuing Application

Patent Applications

1.	U.S. Provisional Application No. 62/404,643
2.	PCT/US2017/055432
3.	U.S. Patent Application No. 16/338,962

Continuing Application

Schedule 7.2.3
Patent Application Claims

None.